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                                                                      EXHIBIT 11


                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                  COMPUTATION OF NET LOSS PER COMMON SHARE (1)

                                                                                THREE MONTHS ENDED
                                                                                    MARCH 31,
                                                                             1997                 1996
          NET LOSS                                                       $(14,017,633)        $ (9,287,064)
                                                                         ============         ============

          WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES:
             Weighted average common stock outstanding during the
               period                                                      25,224,728           16,976,729
             Conversion of preferred stock                                         --            5,557,137
             Dilutive effect of common equivalent shares issued
               subsequent to October 31, 1994 (2)                                  --              174,528
                                                                         ------------         ------------

                                                                           25,224,728           22,708,394
                                                                         ============         ============

          NET LOSS PER COMMON SHARE                                      $       (.56)        $       (.41)
                                                                         ============         ============

(1) Primary and fully diluted net loss per share has not been separately presented, as the amounts would not be meaningful.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options issued at prices below the initial public offering price per share (cheap stock) during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.